Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Deborah Bockius
636-728-3031
THERMADYNE HOLDINGS CORPORATION ANNOUNCES RESULTS FOR
THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008
ST. LOUIS, MO — November 3, 2008 – Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three and nine months ended September 30, 2008.
HIGHLIGHTS

	Periods Ending September 30, 2008
	Three months		Nine months
($ millions)	2008	Vs. 2007	2008	Vs. 2007
Net sales	$139.4	+10.9%	$412.3	+11.7%
Net income from continuing operations	$3.0	+98%	$14.0	+228%
Earnings per share from continuing operations	$0.22	+$0.11	$1.04	+$0.72
Financial Review for the Third Quarter Ended September 30, 2008
Net sales in the third quarter of 2008 rose 10.9% to $139.4 million as compared to the 2007 third quarter. Excluding the impact of foreign currency translation, net sales increased 9.8% with 7.0% from volume growth. International sales increased 19.4% in local currency. Sales to customers outside the U.S. increased to 47% of total sales for the third quarter, as compared to 43% in the third quarter of the prior year. Plasma cutting, hard facing and filler metals product line sales each increased in excess of 15% as compared to the third quarter of 2007, as a result of new product introductions and strong market demand.
Gross margin in the third quarter of 2008 increased to 31.5% of net sales as compared to 30.2% of net sales in the 2007 third quarter. This year-to-year quarterly margin improvement was realized despite significantly higher material costs, particularly for copper and steel.
“Sales in the third quarter reflected double-digit growth in all international markets and for most of our product lines. Sales in the U.S. increased approximately 3%. We continued to experience exceptionally strong unit sales growth for our products in the Asia Pacific and Middle East Regions due to the extensive mining, energy and infrastructure construction in those areas. The sales of our plasma product line increased approximately 20% over the prior year’s comparable period, continuing the trend that began with the U.S. introduction of the new Cutmaster manual power units in the fourth quarter of 2007. Our third quarter gross margin improved over last year’s third quarter of 30.2% but was lower than the 32.8% margin in the first half of 2008. This was primarily as a result of favorable forward-purchase agreements expiring and the purchases of commodities, primarily copper and steel, at escalated costs.
With the combination of our November 1, 2008 sales price increase, the continuing cost savings of our “TCP” program, and the declines in some commodity costs, we expect our margin levels to improve in the fourth quarter despite some higher costs from earlier commodity purchase commitments,” commented Paul D. Melnuk, Thermadyne’s Chairman and Chief Executive Officer.
Selling, general and administrative costs (SG&A) were $30.3 million, or 21.7% of sales, in the third quarter of 2008, compared to $26.9 million, or 21.4% of sales, in last year’s third quarter. The 2008 expenses reflect increased new product development activities, the addition of sales associates primarily in international markets, and added annual and long-term incentive compensation expenses. SG&A also includes foreign currency transaction settlement losses of $0.6 million in the third quarter of 2008 as compared to settlement gains of $0.4 million in the third quarter of 2007.
Interest costs declined $1.5 million to $5.1 million in the third quarter of 2008 as compared to the prior year’s third quarter. The average indebtedness was approximately 10% less in the 2008 third quarter and the effective interest rate declined approximately 160 basis points as compared to the prior year’s third quarter. The decline in the effective interest rate reflects the benefit of the lower Libor rates impacting approximately 40% of the Company’s total debt. In addition, the Special Interest Adjustment of 0.75% per annum applicable to the Company’s $175 million Senior Subordinated Notes in the third quarter of 2008 was 100 basis points less than in the prior year’s third quarter. The Special Interest Adjustment declines an additional 50 basis points to 0.25% effective October 1, 2008, as result of the Company’s reduced leverage ratio.
The effective income tax rate was 59% and 53% in the third quarter of 2008 and 2007, respectively. The Company records additional income tax expense as a result of the inclusion of certain foreign earnings in the computation of the U.S. income tax expense without recognizing the benefit of the related foreign tax credits. The foreign tax credits are carried forward for future use and the benefit will be recorded if the credits are ultimately utilized. The use of these credits is uncertain, in part, due to the use of net operating loss carryovers which offset U.S. taxable income. As a result of the use of the net operating loss carryovers to offset U.S. taxable income, the Company estimates it will pay worldwide income taxes in 2008 at the rate of approximately 23%-25% of the financial statement pretax income rather than the 59% effective tax rate that is recorded for GAAP purposes.
For the third quarter of 2008, net income from continuing operations increased to $3.0 million, or $0.22 per diluted share. In comparison, for the third quarter of 2007, net income from continuing operations was $1.5 million, or $0.11 per diluted share. In the third quarter of 2008, discontinued operations incurred losses of $0.3 million, or $0.02 net loss per share, as compared to loss from discontinued operations of $0.5 million, or $0.04 net income per share, in the 2007 third quarter. For the third quarter of 2008, net income was $2.7 million, or $0.20 per diluted share, compared to net income of $1.0 million, or $0.07 net income per diluted share in the third quarter of 2007.
Operating activities utilized $4.7 million of cash in the third quarter of 2008 while $3.3 million was provided from operating activities in the prior year’s third quarter. This net use of cash in the third quarter arose primarily from the $13.5 million inventory increase supporting the Company’s growth. The higher inventory level also reflects a temporary build of safety stock levels to compensate for the impact of supply disruptions earlier in the year. Inventory turnover was 3.5 times per year at September 30, 2008 as compared to 3.5 times per year at September 30, 2007.
Total debt including capitalized leases aggregated to $214 million, net of cash, at September 30, 2008, compared to $240 million, net of cash, at September 30, 2007. As of September 30, 2008, the Company had combined cash and availability under its revolver of $72 million.
Financial Review of Continuing Operations for Nine Months Ended September 30, 2008
Net sales for the nine months ended September 30, 2008 were $412.3 million, an increase of 11.7% over the net sales of $369.0 million in first nine months of 2007. Excluding the impact of foreign currency translation, net sales increased 9.0% with almost 6% arising from increased volume. International sales increased 18.1% in local currency. Sales to customers outside the U.S. were 45% of total sales for the nine months ended September 30, 2008 as compared to 41% in the comparable period of 2007.
For the nine months ended September 30, 2008, gross margin improved to 32.3% of net sales, as compared to 30.8% of net sales for the first nine months of 2007. The increase in gross margin as compared to the prior year reflects the combined effects of the Company’s improved cost- and price-management initiatives.
Selling, general and administrative expenses were $87.4 million, or 21.2% of net sales, for the nine months ended September 30, 2008, and $79.2 million, or 21.5% of net sales, for the nine months ended September 30, 2007.
Interest costs of $15.8 million decreased $5.2 million during the nine-month period ended September 30, 2008, as compared to the first nine months of 2007. Average indebtedness was approximately 10% lower and the effective interest rate declined approximately 280 basis points during the first nine months of 2008 as compared to the same 2007 period.
The effective income tax rate was 48% for the nine months ended September 30, 2008, as compared to 56% for the comparable 2007 period. During both periods, the Company recorded increased income tax expense as a result of the inclusion of certain foreign earnings in the computation of the recorded income tax expense without the current recognition of the benefit of the related foreign tax credits. The relative amount of the foreign earnings included in U.S. taxable income is less in 2008 than in 2007 resulting in the reduced effective income tax rate.
For the nine months ended September 30, 2008, net income from continuing operations increased to $14.0 million, or $1.04 per diluted share, from $4.3 million, or $0.32 per diluted share, of net income from continuing operations for the comparable period of 2007. Discontinued operations incurred losses of $0.8 million, or $0.06 per share, as compared to loss of $0.2 million, or $0.02 per share for the nine months ended September 30, 2008 and 2007, respectively. For the nine months ended September 30, 2008, net income was $13.2 million, or $0.98 per diluted share, compared to net income of $4.1 million, or $0.30 per diluted share, for the comparable period of 2007.
Operating EBITDA, As Adjusted
In the third quarter of 2008, Operating EBITDA from continuing operations increased 16% to $17.0 million, or 12.2% of net sales, as compared to $14.7 million, or 11.7% of net sales, in the third quarter of 2007. For the nine months ended September 30, 2008, Operating EBITDA from continuing operations increased to $56.1 million, or 13.6 % of net sales, as compared to $44.4 million, or 12.0% of net sales, for the nine months ended September 30, 2007. Including the results of the discontinued operations for the nine months ended September 30, 2008, Operating EBITDA, as adjusted, was $55.4 million.
Outlook
“In the first nine months of 2008, we improved our market share by further strengthening our relationships with customers and suppliers, while increasing our profitability and cash flows. Looking forward, we are not prepared to estimate sales levels for the fourth quarter due to current economic uncertainties, extreme volatility in currency markets, and possible abrupt changes to customer buying patterns and their inventory strategies. However, we are confident that we are positioned to continue to generate cash flows from operating activities in the fourth quarter, which will be used to fund capital expenditures and reduce debt. Our TCP initiatives continue to reduce costs and we also expect to make good progress reducing inventory in the quarter following the temporary build in the third quarter,” commented Mr. Melnuk.
Mr. Melnuk continued, “Market demand for our products in 2009 is difficult to predict. However, we have a very strong business model, and a business plan focused on improving our own performance by continuing to focus on building our excellent brands, broad product mix and established customer base that together provide a very strong foundation to perform well even in challenging market conditions.”
Mr. Melnuk further stated, “Even though market dynamics have changed decidedly over the past several weeks, there is much to be optimistic about as we look to 2009 and beyond. Specifically, commodity material costs have declined, which will provide us with further relief as we enter 2009. We also foresee approximately $15 million of cost savings in 2009 from our ongoing TCP process and we know there is much more to come in future years. Our tiered product strategy and new product introductions from the last few years combined with the investments we have made to penetrate new markets are helping grow market share. Continuation of the success we have had to date, along with some exciting new products we anticipate introducing in 2009, should contribute to further market share gains in 2009 and beyond. These factors, combined with our working capital management initiatives should enable us to generate strong operating cash flows. We plan to use these cash flows to continue to reduce debt or to take advantage of compelling opportunities in these dynamic economic times.”
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, post-retirement benefit expense in excess of cash payments and the nonrecurring items of severance accruals and restructuring costs. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.
A schedule is attached which reconciles Net Income (Loss) as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader, of Operating EBITDA and Operating EBITDA, as adjusted, to Net Income.
The financial statement information presented in accordance with generally-accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent, registered public accounting firm.
Conference Call

Thermadyne will hold a teleconference on November 4, 2008 at 11:00 a.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 800-762-8779

•	International (480) 248-5081

•	Conference ID 3933385
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from November 4, 2008 at 2:00 p.m. Eastern until November 11, 2008 at 11:59 p.m. Eastern by dialing (800) 406-7325 for U.S. and Canada and (303) 590-3030 for International. Enter conference ID 3933385 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®.  Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations, are not a guarantee of future performance and involve a number of risks and uncertainties which are difficult to predict.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 8-K and other reports it files from time to time.
The Company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except share data)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008	% of Sales	2007	% of Sales	2008	% of Sales	2007	% of Sales
Net sales	$139,373	100.0%	$125,686	100.0%	$412,275	100.0%	$368,974	100.0%
Cost of goods sold	95,477	68.5%	87,738	69.8%	278,933	67.7%	255,490	69.2%

Gross margin	43,896	31.5%	37,948	30.2%	133,342	32.3%	113,484	30.8%
Selling, general and administrative expenses	30,294	21.7%	26,850	21.4%	87,419	21.2%	79,217	21.5%
Amortization of intangibles	669	0.5%	735	0.6%	2,005	0.5%	2,187	0.6%
Net periodic postretirement benefits	52	0.0%	138	0.1%	156	0.0%	414	0.1%

Operating income	12,881	9.2%	10,225	8.1%	43,762	10.6%	31,666	8.6%
Other income (expenses):
Interest	(5,137)	(3.7)%	(6,656)	(5.3)%	(15,794)	(3.8)%	(20,987)	(5.7)%
Amortization of deferred financing costs	(235)	(0.2)%	(369)	(0.3)%	(703)	(0.2)%	(1,075)	(0.3)%
Minority interest	(28)	(0.0)%	59	0.0%	(149)	(0.0)%	6	0.0%

Income from continuing operations before income tax provision and discontinued operations	7,481	5.4%	3,259	2.6%	27,116	6.6%	9,610	2.6%
Income tax provision	4,443	3.2%	1,728	1.4%	13,116	3.2%	5,344	1.4%

Net income from continuing operations	3,038	2.2%	1,531	1.2%	14,000	3.4%	4,266	1.2%
Loss from discontinued operations, net of tax	(320)	(0.2)%	(485)	(0.4)%	(795)	(0.2)%	(168)	(0.0)%

Net income	$2,718	2.0%	$1,046	0.8%	$13,205	3.2%	$4,098	1.1%

Basic and diluted net income (loss) per share :
Continuing operations	$0.22		$0.11		$1.04		$0.32
Discontinued operations	(0.02)		(0.04)		(0.06)		(0.02)

Net income	$0.20		$0.07		$0.98		$0.30

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Cash flows from continuing operations
Cash flows from operating activities:
Net income (loss)	$2,718	$1,046	$13,205	$4,098
Adjustments to reconcile net income to net cash used in operating activities:
Loss from discontinued operations	320	485	795	168
Minority Interest	28	(59)	149	(6)
Depreciation and amortization	3,066	3,235	9,346	9,808
Deferred income taxes	3,414	(74)	7,898	553
Net Periodic post-retirement benefits	52	138	156	414
Changes in operating assets and liabilities:
Accounts receivable	(1,934)	1,572	(9,969)	(9,055)
Inventories	(13,548)	(68)	(18,699)	47
Prepaids	(430)	(108)	(1,235)	(75)
Accounts payable	2,005	(97)	13,785	1,770
Accrued and other liabilities	5,024	5,153	6,250	(1,367)
Accrued interest	(4,227)	(4,640)	(4,989)	(4,399)
Other long-term liabilities	(633)	—	(1,017)	—
Other, net	(505)	(3,252)	(248)	(1,894)

Net cash provided by (used in) operating activities	(4,650)	3,331	15,427	62

Cash flows from investing activities:
Capital expenditures	(3,493)	(4,109)	(8,125)	(8,628)
Proceeds from sales of assets	—	—	500	13,783
Purchase of outside interest in joint venture	—	—	(3,013)	—
Other, net	(43)	(556)	(391)	(983)

Net cash provided by (used in) investing activities	(3,536)	(4,665)	(11,029)	4,172

Cash flows from financing activities:
Borrowings under Working Capital Facility	8,316	(0)	24,461	20,041
Repayments of Working Capital Facility	2,866	2,198	(8,750)	(10,046)
Repayments of other debt	(140)	(407)	(22,829)	(14,940)
Advances to discontinued operations	(260)	(598)	(3,322)	(2,058)
Other, net	1,746	654	3,498	1,588

Net cash provided by (used in) financing activities	12,528	1,847	(6,942)	(5,415)

Effect of exchange rate changes on cash and cash equivalents	(1,078)	424	116	869

Net cash provided by (used in) continuing operations	$3,264	$937	$(2,428)	$(312)

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	$(329)	$599	$(2,711)	$(22)
Net cash provided by (used in) investing activities	—	(98)	500	(969)
Net cash provided by (used in) financing activities	623	(566)	2,204	1,104
Effect of exchange rates on cash and cash equivalents	(68)	19	(42)	10

Net cash provided by (used in) discontinued operation	$226	$(46)	$(49)	$123

Total increase (decrease) in cash and cash equivalents	$3,490	$891	$(2,477)	$(189)
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	10,468	10,230	16,435	11,310

Total cash and cash equivalents end of period (including cash of discontinued operations)	$13,958	$11,121	$13,958	$11,121

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	September 30,	December 31,
	2008	2007
	UNAUDITED
ASSETS
Cash and cash equivalents	$13,731	$16,159
Accounts receivable, net	93,842	83,852
Inventories	109,539	90,961
Prepaid expenses and other	7,773	6,147
Deferred tax assets	2,721	2,721
Assets held for sale	871	2,023

Total current assets	228,477	201,863
Property, plant and equipment, net	46,262	44,356
Goodwill	187,253	182,163
Intangibles, net	61,338	63,204
Other assets	4,194	5,841

Total assets	$527,524	$497,427

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$28,369	$12,658
Current maturities of long-term obligations	1,944	8,778
Accounts payable	47,857	31,577
Accrued and other liabilities	34,470	28,826
Accrued interest	3,043	8,032
Income taxes payable	4,820	4,664
Deferred tax liabilities	2,667	2,667
Liabilities applicable to assets held for sale	4,524	7,417

Total current liabilities	127,694	104,619
Long-term obligations, less current maturities	196,923	213,142
Deferred tax liabilities	56,123	44,306
Other long-term liabilities	12,242	12,989
Minority interest	412	287
Total shareholders’ equity	134,130	122,084

Total liabilities and shareholders’ equity	$527,524	$497,427

	September 30,	December 31,
Long-term Obligations	2008	2007
Working Capital Facility	$28,369	$12,658
Second-Lien Facility	14,000	36,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases and other	9,867	10,920

	227,236	234,578
Current maturities and working capital facility	(30,313)	(21,436)

	$196,923	$213,142

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 4
Working Capital Efficiency Information

	2008			2007
	September 30,	June 30,	March 31,	December 31,	September 30,
Accounts receivable, net	$93,842	$95,997	$90,869	$83,852	$90,748
Inventories	109,539	99,576	90,231	90,961	99,803
Accounts payable	(47,857)	(47,235)	(36,080)	(31,577)	(34,699)

	$155,524	$148,338	$145,020	$143,236	$155,852

% Annualized Sales	27.9%	26.1%	27.7%	28.6%	31.0%

DSO	60.6	60.8	62.5	60.4	65.0
Inventory Turns	3.49	3.81	3.92	3.70	3.52
DPO	45.1	44.8	36.7	33.8	35.6
Calculation Notes

% Annualized Sales = Net amount compared to annualized quarterly sales
DSO = Accounts receivable compared to related quarterly sales divided by 90
Inventory Turns = Quarterly cost of sales annualized divided by inventory
DPO = Accounts payable compared to related quarterly cost of sales divided by 90
The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
UNAUDITED
Schedule 5
Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

	Three Months Ended September 30,
	2008	2007
Net income from continuing operations	$3.0	$1.5
Plus:
Depreciation and amortization including deferred financing fees	3.1	3.2
Interest expense	5.1	6.7
Net periodic postretirement benefits in excess of cash payments	—	0.3
LIFO	0.4	1.0
Minority interest	—	(0.1)
Severance accrual	0.2	(0.1)
Stock compensation expense	0.8	0.5
Provision for income taxes	4.4	1.7

Operating EBITDA, as adjusted, from continuing operations (1)	$17.0	$14.7
Percentage of Net Sales	12.2%	11.7%

EBITDA from discontinued operations	(0.3)	(0.3)

Operating EBITDA, as adjusted (1)	$16.7	$14.4

	Nine Months Ended September 30,
	2008	2007
Net income (loss) from continuing operations	$14.0	$4.3
Plus:
Depreciation and amortization including deferred financing fees	9.3	9.8
Interest expense	15.7	21.0
Net periodic postretirement benefits in excess of cash payments	—	0.4
LIFO	2.0	2.5
Minority interest	0.2	—
Severance accrual	0.2	—
Stock compensation expense	1.6	1.1
Provision for income taxes	13.1	5.3

Operating EBITDA, as adjusted, from continuing operations (1)	$56.1	$44.4
Percentage of Net Sales	13.6%	12.0%

EBITDA from discontinued operations	(0.7)	0.7

Operating EBITDA, as adjusted (1)	$55.4	$45.1

(1)	A Non-GAAP measure
The financial statement presentations reflect the reclassification of the Company’s discontinued operations